UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 24, 2008

BONDS.COM GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51076	38-3649127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1515 S. Federal Highway
Suite 212
Boca Raton, FL 33432
 (Address of principal executive offices and Zip Code)

(561) 953-4353
 (Registrant’s telephone number, including area code)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01 Other Events.

On April 24, 2008, we executed secured promissory notes (the “Notes”) with Christopher D. Moody, one of our directors, and Valhalla Investment Partners, an investment fund co-managed by Mr. Moody, pursuant to which each of them has agreed to make loans to us in an aggregate principal amount of up to $400,000 for a total of up to $800,000. The outstanding principal amounts of these loans accrue interest at a rate of 9% per annum and all outstanding principal and interest is due and payable on or before April 30, 2009 (the “Maturity Date”). The Notes are secured by our interest in a recent jury award in the approximate amount of $700,000. Mr. Moody provided a loan to us on April 28, 2008, in the principal amount of $400,000 pursuant to the terms of the Note issued to Mr. Moody.  To date, no loans have been provided to us pursuant to the Note issued to Valhalla Investment Partners. In the future, upon our request, and the consent of Valhalla Investment Partners (which may be withheld in its sole discretion), we may be able to obtain one or more loans under the terms of the Note held by Valhalla Investment Partners through the Maturity Date, until the total outstanding principal amount of such Note equals $400,000. We intend to use the proceeds from such loan(s) for general working capital purposes. Copies of the Notes are included as exhibits to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit	Description

99.1	Grid Secured Promissory Note with Christopher D. Moody dated April 24, 2008.

99.2	Grid Secured Promissory Note with Valhalla Investment Partners dated April 24, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 29, 2008

BONDS.COM GROUP, INC.

By:	/s/ John J. Barry IV
John J. Barry IV
Chief Executive Officer